FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

•Net Income of $1.82 Per Share Up 36% Over Prior Year Adjusted Net Income of $1.34 Per Share
•Closings Increased 9% to 7,007 Homes
•Home Sale Revenues Increased 18% to $3.3 Billion
•Homebuilding Gross Margin Increased 200 Basis Points to 26.5%
•Net New Orders Totaled 6,796 Homes Valued at $3.8 Billion
•Unit Backlog Increased 33% to 19,845 Homes; Backlog Value Increased 56% to $10.3 Billion
•Repurchased 2% of Outstanding Common Shares for $261 Million

ATLANTA - Oct. 26, 2021 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2021. For the quarter, the Company reported net income of $476 million, or $1.82 per share. In the prior year, the Company reported net income of $416 million, or $1.54 per share, and adjusted net income of $363 million, or $1.34 per share, which excludes a tax benefit of $53 million resulting from energy tax credits recorded in the period.

“PulteGroup’s third quarter financial results reflect the strong demand environment as higher prices across all buyer segments helped drive a year-over-year increase in home sale revenues of 18%, along with a 36% increase in reported earnings per share over last year’s adjusted earnings per share,” said Ryan Marshall, PulteGroup President and CEO. “Our strong operating results and resulting cash flow also allowed the Company to invest $1.1 billion in land acquisition and development in the quarter, while returning $261 million to our shareholders through share repurchases.”

“The housing industry continues to experience robust demand, but significant disruptions in the manufacture and supply of many building products are extending overall build cycles,” added Marshall. “We are working closely with our homebuyers and supply partners as we manage through today’s challenging conditions.”

Third Quarter Results

Home sale revenues for the third quarter increased 18% over the prior year to $3.3 billion. Higher revenues for the period were driven by a 9% increase in closings to 7,007 homes, combined with an 8% increase in the average price of homes closed to $474,000.

The Company’s home sale gross margin for the third quarter was 26.5%, which is an increase of 200 basis points over the prior year gross margin of 24.5%. For the third quarter, the Company’s homebuilding SG&A expense was $321 million, or 9.6% of home sale revenues. SG&A expense for the prior year period was $271 million, or a comparable 9.6 % of home sale revenues.

Net new orders for the third quarter decreased 17% from the prior year to 6,796 homes. Lower orders for the period were driven primarily by a 14% reduction in community count in combination with Company actions to strategically manage the pace of sales to better align with current production levels. The value of net new orders in the third quarter increased 4% to $3.8 billion. In the third quarter, the Company operated out of an average of 768 communities, which is a decrease of 14% from the prior year average community count of 892.

The Company’s unit backlog at the end of the third quarter increased 33% over last year to 19,845 homes. Backlog value at the end of the period was $10.3 billion, which is up 56% over the prior year.

Pre-tax income for the Company's financial services operations was $49 million, down from $64 million last year. For the period, higher loan volumes were offset by a more competitive pricing environment. Mortgage capture rate for the third quarter was 85% compared with 86% last year.

The Company’s pre-tax income for the third quarter increased 28% over last year to $620 million. Income tax expense for the Company’s third quarter was $145 million, or an effective tax rate of 23.3%. In the prior year, the Company’s effective tax rate was 14.0% as the Company realized a tax benefit of $53 million resulting from energy tax credits recognized in the period.

The Company ended the quarter with $1.6 billion of cash after using available funds to repurchase 5.1 million, or 2% of its common shares for $261 million, at an average price of $51.07 per share. At quarter end, the Company had a debt-to-capital ratio of 22.4% and a net debt-to-capital ratio of 5.7%.

A conference call discussing PulteGroup's third quarter 2021 results is scheduled for Tuesday, October 26, 2021, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements
This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will,” “seek,” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our Homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Homebuilding
Home sale revenues	$3,324,483	$2,823,921	$9,156,371	$7,517,453
Land sale and other revenues	63,085	24,165	123,321	70,042
	3,387,568	2,848,086	9,279,692	7,587,495
Financial Services	91,482	106,871	288,632	256,223
Total revenues	3,479,050	2,954,957	9,568,324	7,843,718

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,443,074)	(2,131,741)	(6,754,204)	(5,706,814)
Land sale and other cost of revenues	(47,483)	(20,502)	(103,313)	(55,558)
	(2,490,557)	(2,152,243)	(6,857,517)	(5,762,372)

Financial Services expenses	(42,835)	(42,807)	(122,921)	(112,135)
Selling, general, and administrative expenses	(320,506)	(271,257)	(864,478)	(731,785)
Loss on debt retirement	—	—	(61,469)	—
Goodwill impairment	—	—	—	(20,190)
Other expense, net	(4,750)	(4,483)	(8,011)	(12,292)
Income before income taxes	620,402	484,167	1,653,928	1,204,944
Income tax expense	(144,853)	(67,769)	(370,873)	(236,216)
Net income	$475,549	$416,398	$1,283,055	$968,728

Per share:
Basic earnings	$1.83	$1.54	$4.86	$3.57
Diluted earnings	$1.82	$1.54	$4.85	$3.56
Cash dividends declared	$0.14	$0.12	$0.42	$0.36

Number of shares used in calculation:
Basic	258,147	268,363	261,854	268,892
Effect of dilutive securities	752	598	668	839
Diluted	258,899	268,961	262,522	269,731

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	September 30, 2021	December 31, 2020

ASSETS

Cash and equivalents	$1,568,324	$2,582,205
Restricted cash	56,327	50,030
Total cash, cash equivalents, and restricted cash	1,624,651	2,632,235
House and land inventory	8,917,440	7,721,798
Land held for sale	18,585	27,962
Residential mortgage loans available-for-sale	601,408	564,979
Investments in unconsolidated entities	64,284	35,562
Other assets	1,053,871	923,270
Intangible assets	149,854	163,425
Deferred tax assets	141,758	136,267
	$12,571,851	$12,205,498

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$490,717	$511,321
Customer deposits	823,545	449,474
Deferred tax liabilities	121,905	103,548
Accrued and other liabilities	1,457,505	1,407,043
Financial Services debt	476,504	411,821
Notes payable	2,059,923	2,752,302
	5,430,099	5,635,509
Shareholders' equity	7,141,752	6,569,989
	$12,571,851	$12,205,498

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income	$1,283,055	$968,728
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	12,842	89,492
Land-related charges	6,820	13,930
Loss on debt retirement	61,469	—
Goodwill impairment	—	20,190
Depreciation and amortization	53,023	48,536
Share-based compensation expense	28,439	25,010
Other, net	(3,274)	(1,136)
Increase (decrease) in cash due to:
Inventories	(1,137,351)	84,253
Residential mortgage loans available-for-sale	(36,816)	108,178
Other assets	(114,879)	(17,627)
Accounts payable, accrued and other liabilities	394,897	(72,929)
Net cash provided by (used in) operating activities	548,225	1,266,625
Cash flows from investing activities:
Capital expenditures	(52,134)	(46,925)
Investments in unconsolidated entities	(35,812)	(663)
Distributions of capital from unconsolidated entities	11,500	19,939
Business acquisition	(10,400)	(83,251)
Other investing activities, net	378	3,721
Net cash provided by (used in) investing activities	(86,468)	(107,179)
Cash flows from financing activities:
Repayments of notes payable	(797,395)	(10,993)
Borrowings under revolving credit facility	—	700,000
Repayments under revolving credit facility	—	(700,000)
Financial Services borrowings (repayments), net	64,684	(77,527)
Stock option exercises	11	111
Share repurchases	(614,303)	(95,676)
Cash paid for shares withheld for taxes	(10,642)	(14,853)
Dividends paid	(111,696)	(97,756)
Net cash provided by (used in) financing activities	(1,469,341)	(296,694)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,007,584)	862,752
Cash, cash equivalents, and restricted cash at beginning of period	2,632,235	1,251,456
Cash, cash equivalents, and restricted cash at end of period	$1,624,651	$2,114,208

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$16,483	$16,297
Income taxes paid (refunded), net	$335,487	$195,494

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
HOMEBUILDING:
Home sale revenues	$3,324,483	$2,823,921	$9,156,371	$7,517,453
Land sale and other revenues	63,085	24,165	123,321	70,042
Total Homebuilding revenues	3,387,568	2,848,086	9,279,692	7,587,495

Home sale cost of revenues	(2,443,074)	(2,131,741)	(6,754,204)	(5,706,814)
Land sale and other cost of revenues	(47,483)	(20,502)	(103,313)	(55,558)
Selling, general, and administrative expenses ("SG&A")	(320,506)	(271,257)	(864,478)	(731,785)
Loss on debt retirement	—	—	(61,469)	—
Goodwill impairment	—	—	—	(20,190)
Other expense, net	(4,742)	(4,483)	(8,742)	(12,242)
Income before income taxes	$571,763	$420,103	$1,487,486	$1,060,906

FINANCIAL SERVICES:
Income before income taxes	$48,639	$64,064	$166,442	$144,038

CONSOLIDATED:
Income before income taxes	$620,402	$484,167	$1,653,928	$1,204,944

OPERATING METRICS:
Gross margin % (a)(b)	26.5%	24.5%	26.2%	24.1%
SG&A % (a)	(9.6)%	(9.6)%	(9.4)%	(9.7)%
Operating margin % (a)	16.9%	14.9%	16.8%	14.4%

(a)As a percentage of home sale revenues
(b)Gross margin represents home sale revenues minus home sale cost of revenues

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Home sale revenues	$3,324,483	$2,823,921	$9,156,371	$7,517,453

Closings - units
Northeast	472	428	1,286	998
Southeast	1,278	1,057	3,507	3,089
Florida	1,502	1,427	4,614	4,017
Midwest	1,123	950	3,004	2,466
Texas	1,276	1,162	4,020	3,484
West	1,356	1,430	3,852	3,710
	7,007	6,454	20,283	17,764
Average selling price	$474	$438	$451	$423

Net new orders - units
Northeast	368	591	1,451	1,422
Southeast	1,085	1,255	4,010	3,491
Florida	1,844	1,868	6,451	5,041
Midwest	1,075	1,243	3,936	3,158
Texas	1,117	1,673	4,468	4,613
West	1,307	1,572	4,654	4,494
	6,796	8,202	24,970	22,219
Net new orders - dollars	$3,780,354	$3,634,158	$12,668,805	$9,579,982

Unit backlog
Northeast			1,118	1,013
Southeast			2,843	2,267
Florida			5,491	3,330
Midwest			3,131	2,232
Texas			3,501	2,979
West			3,761	3,141
			19,845	14,962
Dollars in backlog			$10,305,614	$6,598,334

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
MORTGAGE ORIGINATIONS:
Origination volume	5,078	4,858	15,082	13,202
Origination principal	$1,810,722	$1,625,250	$5,186,913	$4,274,619
Capture rate	84.6%	86.0%	86.1%	86.5%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Interest in inventory, beginning of period	$185,433	$207,942	$193,409	$210,383
Interest capitalized	31,707	40,044	97,809	119,643
Interest expensed	(41,897)	(46,841)	(115,975)	(128,881)
Interest in inventory, end of period	$175,243	$201,145	$175,243	$201,145

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including net income, diluted earnings per share ("EPS"), and debt-to-capital ratio. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted, except per share data):

Adjusted EPS
		Three Months Ended
	Results of Operations Classification	September 30,
		2021	2020

Net income, as reported		$475,549	$416,398
Energy tax credits	Income tax expense	—	(53,210)
Adjusted net income		$475,549	$363,188

EPS (diluted), as reported		$1.82	$1.54
Adjusted EPS (diluted)		$1.82	$1.34

Debt-to-Capital Ratios

	September 30, 2021	December 31, 2020
Notes payable	$2,059,923	$2,752,302
Shareholders' equity	7,141,752	6,569,989
Total capital	$9,201,675	$9,322,291
Debt-to-capital ratio	22.4%	29.5%

Notes payable	$2,059,923	$2,752,302
Less: Total cash, cash equivalents, and restricted cash	(1,624,651)	(2,632,235)
Total net debt	$435,272	$120,067
Shareholders' equity	7,141,752	6,569,989
Total net capital	$7,577,024	$6,690,056
Net debt-to-capital ratio	5.7%	1.8%